Exhibit (a)(1)(G)

Offer to Purchase

All Outstanding Shares of Common Stock

of

GRAFTECH INTERNATIONAL LTD.

at

$5.05 Per Share in Cash

Pursuant to the Offer to Purchase dated May 26, 2015

by

BCP IV GRAFTECH HOLDINGS LP

and

ATHENA ACQUISITION SUBSIDIARY INC.,

its wholly-owned subsidiary

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT,

NEW YORK CITY TIME, ON JULY 7, 2015, UNLESS THE

OFFER IS EXTENDED.

May 26, 2015

To Participants in the GrafTech International Holdings Inc. Savings Plan:

Enclosed for your consideration are the Offer to Purchase, dated May 26, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by BCP IV GrafTech Holdings LP, a Delaware limited partnership (“Purchaser”), and Athena Acquisition Subsidiary Inc., a Delaware corporation (“Acquisition Sub”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per Share (the “Shares”) of GrafTech International Ltd., a Delaware corporation (the “Company”), at a purchase price of $5.05 per Share in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU

TENDER ALL OF YOUR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $5.05 per Share in cash, without interest thereon and subject to any required tax withholding.

2.	The Offer is being made for all issued and outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 17, 2015 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Acquisition Sub, and Purchaser. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions to the merger, including that the number of Shares validly tendered and not withdrawn in accordance with the terms of the Offer, when combined with the number of Shares owned by Brookfield Capital Partners Ltd. (“Brookfield”) and its controlled affiliates (including Purchaser and Acquisition Sub), including any Shares issuable upon conversion of the Series A Convertible Preferred Stock (“Series A Preferred Stock”) issued and outstanding as of such date (including Series A Preferred Stock issuable upon conversion of the Company’s Series B Convertible Preferred Stock (“Series B Preferred Stock” and collectively with the Series A Preferred Stock, the “Preferred Stock”) issued and outstanding as of such date) (the “Underlying Shares”), represents at least 80% of the then-outstanding Shares plus all Underlying Shares (the “Merger Condition”), Purchaser will transfer the Preferred Stock (and any Shares owned by Purchaser) to Acquisition Sub, Acquisition Sub (instead of Purchaser) will accept the Shares for purchase in the Offer and Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. In the Merger, (i) each Share issued and outstanding immediately prior to the effective time of the Merger (other than (A) Shares owned by Purchaser, Acquisition Sub or the Company, (B) Shares held by any subsidiary of the Company or Purchaser (other than Acquisition Sub), and (C) Shares held by Company stockholders who have properly and validly perfected their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price and (ii) each share of Preferred Stock issued and outstanding immediately prior to the effective time of the Merger, if any, will remain issued and outstanding, except that shares of Preferred Stock owned by the Purchaser and its subsidiaries will be cancelled and cease to exist and any accrued but unpaid dividends payable in respect of the Preferred Stock will be paid to Purchaser.

4.	The Board of Directors of the Company has: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and, if applicable, the Merger upon the terms and subject to the conditions contained therein and (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

5.	The Offer and withdrawal rights will expire at midnight, New York City time, on July 7, 2015, unless the Offer is extended by Purchaser.

6.	The Offer is not subject to a financing condition. The obligation of Purchaser or Acquisition Sub, as applicable, to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in The Tender Offer — Section 11—Conditions of the Offer in the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (i) the Minimum Condition (as defined in the Offer to Purchase), and (ii) the expiration or termination of the waiting period applicable to Purchaser’s purchase of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form must be received by us by 5:00 p.m. ET on July 2, 2015 to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

TENDER OFFER INSTRUCTION FORM FROM VANGUARD FIDUCIARY TRUST COMPANY

TENDER OFFER INSTRUCTION FORM

For Participants in the GrafTech International Holdings Inc. Savings Plan (the “Plan”)

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 26, 2015, and the related Letter of Transmittal, in connection with the offer by BCP IV GrafTech Holdings LP, a Delaware limited partnership (“Purchaser”) and Athena Acquisition Subsidiary, Inc., a Delaware corporation (“Acquisition Sub”), to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”) of GrafTech International Ltd., a Delaware corporation (the “Company”), at a purchase price of $5.05 per Share in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 26, 2015 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

You can communicate your election to Vanguard by mailing this Instruction Form, with appropriate postage to:

By First Class, Registered or Certified Mail:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

PO Box 43011

Providence, RI 02940-3011

By Express or Overnight Delivery:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

250 Royall Street, Suite V

Canton, MA 02021

Please note, that any Instruction Form must be RECEIVED, not just postmarked, by 5:00 p.m. ET on July 2, 2015 (the “Plan deadline”) unless the Offer is extended, in order to be valid. Unless otherwise required by law, the last properly completed direction received from you by the deadline above is the one which will be followed.

IF YOU DO NOT SUBMIT PROPER DIRECTIONS TO VANGUARD AS DESCRIBED HEREIN BY THE PLAN DEADLINE, UNLESS THE OFFER IS EXTENDED, VANGUARD WILL NOT TENDER ANY OF THE SHARES CREDITED TO YOUR ACCOUNT IN THE PLAN. IF THE FORM IS NOT SIGNED, VANGUARD WILL NOT TENDER YOUR SHARES UNLESS REQUIRED BY LAW TO DO OTHERWISE.

Vanguard makes no recommendation to any Plan participant as to whether to tender or not. Your instructions to Vanguard will be kept confidential. If you hold Shares in more than one account under the Plan your tender offer instructions will apply to all shares in all Plan accounts. Your decision to tender or not tender Shares will not be shared with any of the Company’s employees, officers, or directors. Vanguard, as trustee, will act in accordance with the documents governing the Plan, ERISA and applicable law, which may under certain circumstances limit Vanguard’s ability to tender Shares in the Offer.

Offer to Purchase for Cash All Outstanding Shares of Common Stock of GrafTech International Ltd.

BEFORE COMPLETING THIS INSTRUCTION FORM, PLEASE CAREFULLY READ THE ENCLOSED MATERIALS. PLEASE NOTE THAT THE PLAN DEADLINE IS JULY 2, 2015.

In response to the offer by Purchaser and Acquisition Sub, to purchase all of the issued and outstanding Shares, I hereby instruct Vanguard Fiduciary Trust Company to tender                 %* of the Shares allocated to my Plan account(s) in response to the Offer:

Account Number	Date
Daytime Phone Number
Please Print Name and address(es) here
Tax Identification Number or Social Security Number	Signature(s)

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

VOLUNTARY CORPORATE ACTIONS COY: GTI